Exhibit 99.1

NEWS RELEASE

Investor Contact: Jeff Geyer, Jeffrey.Geyer@molinahealthcare.com, 305-317-3012

Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588

Molina Healthcare Awarded New Florida Medicaid Contract

LONG BEACH, Calif., Nov. 14, 2025 – Molina Healthcare, Inc. (NYSE: MOH) (“Molina”) announced today that the Florida Agency for Health Care Administration (AHCA) has issued a Notice of Agency Decision that it intends to award Molina Healthcare of Florida a contract to provide Statewide Medicaid Managed Care (SMMC) Program and Children’s Health Insurance Program (CHIP) services to enrollees of the Title XIX and Title XXI Children’s Medical Services (CMS) Program. Molina was the sole plan selected and expects to serve approximately 120,000 enrollees.

“We are honored that AHCA selected Molina to serve as the sole provider of managed care services to Florida’s children and youth with special healthcare needs,” said Joseph Zubretsky, president and Chief Executive Officer. “This award continues Molina’s highly successful track record in being selected for competitive state contracts and further validates our position as a trusted partner to provide care for medically complex, high acuity populations.”

In calendar year 2025, the total premiums paid under the program are expected to be approximately $5 billion. The contract start date has not yet been determined, but the term of the contract is expected to continue through December 31, 2030.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. For more information about Molina Healthcare, please visit MolinaHealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding AHCA’s contract award to Molina Healthcare of Florida, Inc. All forward-looking statements are based on Molina’s current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such risks include, without limitation, a successful protest or legal action by another bidder, a delay in the start date for the new contract, or the enrollment of fewer members than expected. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. Information regarding the other risk factors to which Molina is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission (“SEC”), including Molina’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of Molina’s website or on the SEC’s website at sec.gov